Exhibit 99.1

PRESS RELEASE

Media Contact:
   Terri Deuel
   Internet Commerce Corporation
   678-533-8003

INTERNET COMMERCE CORPORATION ANNOUNCES

REACQUISITION AND RETIREMENT OF STOCK

Norcross, Georgia — December 21, 2006 — Internet Commerce Corporation (“ICC” or the “Company”) (NasdaqCM:  ICCA), a leader in business-to-business e-commerce solutions, today announced that 3V Capital LLC (“3V Capital”) and related entities acquired the 10,000 shares of ICC’s Series C Preferred Stock and 381,111 shares of its Class A Common Stock previously issued to Cable & Wireless.

In a related transaction, ICC reacquired from 3V Capital 5,000 shares of the Series C Preferred Stock and 190,555 shares of the Class A Common Stock.  The reacquired shares of Series C Preferred Stock will be retired by ICC.  As a result, ICC’s total dividend obligations on its Series C Preferred Stock will drop from $400,000 to $200,000 per annum, beginning with the 2006 calendar year dividend and continuing thereafter.  Consequently, ICC will deliver to the holders of its Class A Common Stock approximately $316,000 in additional earnings in fiscal year 2007, or approximately $.01 per share.

“The retirement of half of the Series C Preferred Stock will enhance the value of our Class A Common Stock,” said Thomas Stallings, ICC’s Chief Executive Officer.  “Based on our track record of revenue growth, high profitability, strong cash flow and a solid balance sheet, we are confident and optimistic about the future of the Company.  We remain focused on our strategy of ‘Growth with Profitability’, providing value to our shareholders.”

Stallings continued, “This transaction provides an excellent use of some of the Company’s cash.  Not only does it improve our capital structure, but it reduces our annual dividend expense as well.  We are pleased that 3V Capital’s management has decided to become a significant investor in ICC, and we look forward to having them as an investment partner.”

“Our investment in ICC underscores our belief in the long-term value of the Company,” said Joseph Zalewski, Senior Analyst of 3V Capital.  “We have confidence in the leadership team to continue its disciplined approach to building a growing and profitable company.”

Forward-Looking and Cautionary Statements

Except for the historical information and discussion contained herein, statements contained in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the Company’s filing with the United States Securities and Exchange Commission.

About Internet Commerce Corporation

ICC, headquartered in Norcross, Georgia, is a leader in business-to-business e-commerce solutions.  Thousands of customers rely on ICC’s comprehensive line of solutions, in-depth expertise and unmatched customer service to help balance cost, fit and function required to meet unique requirements for trading partner compliance, coordination and collaboration.  With its software solutions, network services, hosted web applications, managed services and consulting services, ICC is the trusted provider of solutions for businesses, regardless of size and level of technical sophistication, to connect with their trading communities.  For more information, visit www.icc.net.